Exhibit 99.3

[LOGO]                  CINCINNATI FINANCIAL CORPORATION
      Mailing Address:          P.O. BOX 145496
                           CINCINNATI, OHIO 45250-5496
                                 (513) 870-2000

                                            Investor Contact: Heather J. Wietzel
                                                                  (513) 603-5236
                                                 Media Contact: Joan O. Shevchik
                                                                  (513) 603-5323

    Cincinnati Financial Corporation Announces Corporate Governance Actions

CINCINNATI, Feb. 2 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors, at its regular meeting on January 31, 2004, approved a series of actions designed to strengthen the company's corporate governance practices and ensure the company is in compliance with governance regulations effective April 24, 2004.

The board took these actions:

o Named a slate of nominees for election at the company's annual meeting of shareholders on April 24, 2004, including two new candidates:

      o Dirk J. Debbink (age 48), president, MSI General Corporation, Oconomowoc, Wisconsin; Rear Admiral, U.S. Naval Reserve; and chairman, First Bank Financial Centre, Oconomowoc, Wisconsin. MSI General is a leader in the commercial, industrial, retail, educational, religious and municipal design/build construction industry.

      o Douglas S. Skidmore (age 41), president, chief executive officer and director of Skidmore Sales & Distributing Company, Inc., West Chester, Ohio. Skidmore Sales & Distributing is a family-owned, full-service distributor and broker of quality industrial food ingredients.

      The board will continue to have 15 members, as two long-serving directors will not stand for re-election in accordance with the board's long-established age guidelines.

o Adopted corporate governance guidelines and charters for the compensation and nominating committees to take effect at the company's annual meeting of shareholders on April 24, 2004

o     Amended the charter for the audit committee effective immediately

o     Adopted a code of ethics for senior financial officers

Assuming the election of the slate of nominees at the annual meeting of shareholders, the board will be composed of a majority of independent directors. At that time, some committee assignments will shift to meet the independence requirements of applicable law and the listing standards of Nasdaq. The audit committee currently is comprised of five independent directors.

"Cincinnati Financial's management and directors purposefully align business decisions with our mission, which includes fulfilling the company's obligations to its independent agents, policyholders and shareholders as well as associates, suppliers and communities it serves. We work diligently to meet those obligations and to act with integrity, defined as consistency, honesty and fairness," said John J. Schiff, Jr., CPCU, chairman and chief executive officer.

"The actions taken by the board reflect that philosophy," Schiff added, "In an evolving process that is allowing the company to retain the advantages of independent agent representation on its board, practices have been formalized to ensure compliance with recent legislative and regulatory changes."

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As one of many earlier steps taken to achieve full compliance with new legislative and regulatory requirements, Schiff noted that the company had established a formal disclosure committee more than a year ago. "That committee has been a genuine benefit in the sharing of information to and from senior managers and associates throughout our organization. The disclosure committee process provides additional assurance that we will continue to gather and communicate information thoroughly and openly with those who have an interest in our company."

The new corporate governance area of the Investors page of the company's Web site at www.cinfin.com presents information related to the actions discussed above.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com.

This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

      o unusually high levels of catastrophe losses due to changes in weather patterns or other causes

      o increased frequency and/or severity of claims; environmental events or changes

      o insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace

      o adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products

      o sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares

      o events that lead to a significant decline in the market value of a particular security and impairment of the asset

      o delays in the development, implementation and benefits of technology enhancements

      o     decreased ability to generate growth in investment income.

Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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